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                                                               EXHIBIT (a)(1)(v)

                          INFONET SERVICES CORPORATION

                  ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS

Name of Optionee:
                  ------------------------------------------------

Social Security Number (last 4 digits):
                                        --------------------------

     I have received the Offer to Exchange Certain Outstanding Options Having an Exercise Price of $13.00 or Higher to Purchase Class B Common Stock Under the 1999 Stock Option Plan and 2000 Omnibus Stock Plan dated January 7, 2002.

     I understand that I am eligible to participate in this exchange program only if I:

     .    am an employee of Infonet Services Corporation on January 7, 2002;

     . reside in Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland, the United Kingdom or the United States;

     .    am not a director of Infonet Services Corporation;

     .    remain an eligible employee through the expiration of the offer; and

     .    hold at least one eligible option on January 7, 2002.

     I understand that, by choosing to participate in this exchange program, I may only elect to exchange options that have an exercise price of $13.00 or higher per share that were granted to me under the Infonet Services Corporation 1999 Stock Option Plan or Infonet Services Corporation 2000 Omnibus Stock Plan. I further understand that I must elect to exchange all or none of the options (defined as the entire option grant) granted to me on a single grant date and at the same exercise price subject to an eligible option agreement and that by electing to exchange any such options, I will automatically be deemed to also have elected to exchange all options granted to me during the six month period ending on January 7, 2002, regardless of exercise price.

     In return for those options I elect to exchange, Infonet will grant me new options entitling me to purchase a number of shares of Class B common stock that is equal to the number of shares subject to the options I elect to exchange and that are accepted by Infonet. These new options will be granted on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date my exchanged options are cancelled (the date on which the new options are granted being referred to as the "replacement grant date"), unless the offer is extended. In order to remain eligible to receive new options, I understand that I must remain employed by Infonet Services Corporation through the replacement grant date and continue to reside in Australia, Belgium, France, Germany, Hong Kong, Italy, Luxembourg, Mexico, the Netherlands, Switzerland, the United Kingdom or the United States.

     I understand that all of the terms of the new options will be substantially similar to the terms of the cancelled options, although (i) the exercise price of the new option will be equal to the closing price of Infonet's Class B common stock on the replacement grant date, (ii) the vesting schedule of the new option will provide that 20% of the shares subject to the new option will vest on the six month anniversary of the replacement grant date and 20% of the shares subject to the new option will vest on each anniversary of the replacement grant date until the option is fully vested and (iii) the new option will not be treated as an incentive stock option, even if the option elected for exchange was an incentive stock option.

     I understand that I will not be eligible to receive any other options until the replacement grant date.

     I recognize that, under certain circumstances set forth in the Offer to Exchange Certain Outstanding Options, Infonet may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, I understand that the options elected for exchange but not accepted will remain in effect without change.

     I hereby give up my entire ownership interest in the options listed below and all options granted to me during the six month period ending on January 7, 2002, regardless of exercise price. I understand all of these options will become null and void on February 14, 2002, unless this offer is extended.
I acknowledge that this election is


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entirely voluntary. I also acknowledge that this election will be irrevocable after 5:00 p.m. Pacific Time on Tuesday, February 14, 2002, unless the offer is extended by Infonet Services Corporation in its sole discretion, in which case the offer will become irrevocable upon expiration of the extension.

     I hereby elect to exchange and cancel the following options (an option is defined as all or none of the options granted to me on a single grant date and at the same exercise price):

                                              Number of       Option
                                 Option      Option Shares    Exercise
                               Grant Date     Outstanding       Price
                               ----------    -------------    --------
 1.     Option granted on:     __________     __________      $_______
 2.     Option granted on:     __________     __________      $_______
 3.     Option granted on:     __________     __________      $_______
 4.     Option granted on:     __________     __________      $_______

________________________________________________                 _______________
Optionee's Signature                                                   Date

________________________________________________
Optionee's Name

Participation Instructions:

          1. Complete this form and send it to our El Segundo office by internal mail, facsimile ((310) 335-2679) or post to Human Resources Department, Infonet Services Corporation, 2160 East Grand Avenue, El Segundo, California 90245, Attn: Susan Murray as soon as possible. This form must be received by the Human Resources Department before 5:00 p.m. Pacific Time on Tuesday, February 14, 2002, unless the offer is extended by Infonet Services Corporation in its sole discretion. Delivery by e-mail will not be accepted.

          2. Ensure that you receive a confirmation of receipt from Infonet Services Corporation within five (5) business days.


Infonet Services Corporation hereby accepts this Election Concerning Exchange of Stock Options form and agrees to honor this election.


____________________________________________________    ________________________
     [Name & Title of Authorized Signatory]              Date


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